                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                             ITI Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

FOR RELEASE ON THURSDAY, APRIL 20, 2000 AT 8:00 A.M. CDT Contact: Charles A. Durant of ITI Technologies, Inc. at (651) 777-2690

ITI TECHNOLOGIES, INC. REPORTS SALES AND EARNINGS FOR THE QUARTER ENDED MARCH 31, 2000

NORTH ST. PAUL, MINNESOTA - APRIL 20, 2000
ITI TECHNOLOGIES, INC. (NASDAQ NATION MARKET: ITII), a leading designer and manufacturer of electronic security products, today reported net sales for the quarter ended March 31, 2000, of $31.5 million, compared to $27.8 million for quarter ended March 31, 1999, an increase of 13.3%. Gross margins for the first quarter of 2000 were 47.3%, compared to 46.7% for the same period in the prior year. Pre-tax income increased 17.7% from $5.6 million or 20.3% of net sales in the first quarter of 1999 to $6.6 million or 21.1% of net sales in the first quarter of 2000. Net income for the quarter ended March 31, 2000, was $4.2 million compared to $3.6 million in the first quarter of 1999, a 16.0% increase. Earnings per diluted share increased 14.6% from $.41 in the first quarter of 1999 to $.47 in the first quarter of 2000. During the quarter ended March 31, 2000, ITI incurred expenses related to the SLC merger of $175,000 or $.02 per share diluted share. Excluding these expenses, earnings per diluted share were $.49, an increase of 19.5% or $.08 per share over the first quarter of 1999.

As of March 31, 2000, ITI's balance sheet included $118.7 million of stockholders' equity, $11.0 million of cash, $20.5 million of interest bearing notes receivable and no debt.

On September 29, 1999, ITI and SLC Technologies, Inc. announced that they had reached a definitive agreement to merge. In the merger, SLC's outstanding common stock will be converted into 15,170,640 shares of ITI's common stock. ITI shareholders will have the right to elect to receive from the newly merged company $36.50 in cash at closing for each share of ITI stock, subject to the limitation that no more than 50 percent of the total number of shares of ITI common stock issued and outstanding immediately prior to the closing be exchanged for cash. If ITI shareholders elect to exchange more than 50 percent of the aggregate shares of ITI for cash, then the shares eligible to be exchanged will be reduced on a pro rata basis so that 50 percent of the issued and outstanding common stock of ITI immediately prior to the closing is exchanged for cash.

A special stockholders meeting to consider and vote upon a proposal to approve the merger is scheduled for May 2, 2000. A proxy statement has been mailed to all stockholders of record as of March 27, 2000, which is the record date for the special meeting. ITI has filed the proxy statement with the SEC. The proxy statement contains important information about ITI, SLC and the merger. Investors are urged to read it carefully. The proxy statement as well as other information regarding ITI is available free of charge on the SEC's website, www.sec.gov.

Approval of the merger will require the affirmative vote of a majority of the shares of ITI common stock outstanding on the record date. Subject to stockholder approval, we expect the merger to close on or about May 2, 2000.

In addition to the proxy statement, ITI stockholders have been mailed election forms relating to the cash election discussed above. Election forms are due no later than 5:00 p.m. central time on May 1, 2000. Detailed instructions will accompany the election forms.

Copies of the proxy statement and cash election forms may be obtained by calling ITI's information agent, Georgeson Shareholder Communications Inc., at (800) 223-2064.

Please visit our web site at www.itii.com for additional product and company information.

This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "estimate," "goal," "continue" or comparable terminology. Such statements involve risks or uncertainties and are qualified in their entirety by the cautions contained in reports and documents filed by ITI Technologies, Inc. with the Securities and Exchange Commission.


FINANCIAL RESULTS (Unaudited):                Three Months Ended Mar. 31,
                                              ---------------------------
                                                  2000           1999
                                                  ----           ----
NET SALES                                      $ 31,528,000   $ 27,829,000

COST OF GOODS SOLD                               16,603,000     14,829,000

                                             --------------- --------------
GROSS PROFIT                                     14,925,000     13,000,000

OPERATING EXPENSES:
      MARKETING, GENERAL &
           ADMINISTRATIVE                         6,449,000      5,280,000
      RESEARCH & DEVELOPMENT                      2,341,000      1,983,000
      AMORTIZATION OF INTANGIBLES                   353,000        353,000
                                             --------------- --------------

OPERATING INCOME                                  5,782,000      5,384,000

INTEREST & OTHER INCOME                             861,000        261,000
                                             --------------- --------------

INCOME BEFORE INCOME
      TAX EXPENSE                                 6,643,000      5,645,000

INCOME TAX EXPENSE                                2,455,000      2,034,000
                                             --------------- --------------

NET INCOME                                      $ 4,188,000    $ 3,611,000
                                             =============== ==============

DILUTED EARNINGS
      PER SHARE                                       $.47           $.41

DILUTED EARNINGS PER SHARE EXCLUDING
      MERGER-RELATED EXPENSES                         $.49           $.41

WEIGHTED AVERAGE SHARES
      OUTSTANDING-DILUTED                         8,902,000      8,853,000
                                             =============== ==============



FINANCIAL POSITION:

                                                              March 31, 2000         December 31, 1999
                                                              --------------         -----------------
                                                              (Unaudited)
CURRENT ASSETS:
      CASH & CASH EQUIVALENTS                                    $ 10,992,000              $ 9,741,000
      ACCOUNTS RECEIVABLE                                          20,397,000               20,038,000
      NOTES RECEIVABLE, CURRENT PORTION                            12,456,000                6,897,000
      INVENTORIES                                                  24,766,000               23,887,000
      OTHER CURRENT ASSETS                                          2,967,000                3,530,000
                                                          --------------------     --------------------
TOTAL CURRENT ASSETS                                               71,578,000               64,093,000

PROPERTY & EQUIPMENT                                               12,696,000               13,108,000
NOTES RECEIVABLE, NET
      OF CURRENT PORTION                                            8,060,000               12,673,000
INTANGIBLE ASSETS                                                  41,860,000               42,236,000
                                                          --------------------     --------------------

TOTAL ASSETS                                                    $ 134,194,000            $ 132,110,000
                                                          ====================     ====================

CURRENT LIABILITIES:
      ACCOUNTS PAYABLE                                            $ 4,145,000              $ 5,652,000
      OTHER ACCRUED EXPENSES                                        5,645,000                6,307,000
                                                          --------------------     --------------------
TOTAL CURRENT LIABILITIES                                           9,790,000               11,959,000

INCOME TAXES                                                        5,745,000                5,745,000
                                                          --------------------     --------------------
TOTAL LIABILITIES                                                  15,535,000               17,704,000
                                                          --------------------     --------------------

STOCKHOLDERS' EQUITY:
      COMMON STOCK AND ADDITIONAL
           PAID IN CAPITAL                                         80,173,000               80,108,000
      RETAINED EARNINGS                                            53,865,000               49,677,000
      TREASURY STOCK, AT COST                                     (15,379,000)             (15,379,000)
                                                          --------------------     --------------------
TOTAL STOCKHOLDERS' EQUITY                                        118,659,000              114,406,000
                                                          --------------------     --------------------

TOTAL LIABILITIES AND EQUITY                                    $ 134,194,000            $ 132,110,000
                                                          ====================     ====================
